UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2015

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 9, 2015, Odyssey Marine Exploration, Inc. (the “Company”) amended its three existing loan agreements with Fifth Third Bank (the “Bank”). The Company paid a fee of $25,000 to the Bank related to these amendments.

The Non-Revolving Line of Credit Promissory Note (referred to as “Project Loan Two” in the Company’s most recent SEC Form 10-K and Forms 10-Q filed thereafter) dated May 7, 2014, as amended on May 7, 2015, in the original principal amount of $10.0 million and with a current principal balance of $7.7 million, was further amended to (a) provide that the principal amount of $1.4 million due on August 31, 2015, is now due on December 17, 2015, and (b) require the Company to pay into an interest reserve account an amount necessary to bring the amount in such account up to the amount reasonably estimated by the Bank to prefund the amount of interest to be due and payable by the Company with respect to this loan through the extended maturity date.

The Renewal Commercial Term Promissory Note (referred to as the “Term Loan” in the Company’s most recent SEC Form 10-K and Forms 10-Q filed thereafter) dated July 11, 2013, in the original principal amount of $5.0 million and a current principal balance of $3.0 million, was amended to (a) provide that the principal payments that were due in January 2016 and July 2016 are now due on December 17, 2015, and (b) require the Company to pay into an interest reserve account an amount necessary to bring the amount in such account up to the amount reasonably estimated by the Bank to prefund the amount of interest to be due and payable by the Company with respect to this loan through the amended maturity date.

The Renewal Commercial Promissory Note (referred to as the “Mortgage Loan” in the Company’s most recent SEC Form 10-K and Forms 10-Q filed thereafter) dated July 11, 2013, with a current principal balance of $1.0 million, was amended to (a) provide that the final payment of principal is due on December 17, 2015, rather than in July 2016, with payments of principal due and payable monthly until the final payment date, and (b) require the Company to pay into an interest reserve account an amount necessary to bring the amount in such account up to the amount reasonably estimated by the Bank to prefund the amount of interest to be due and payable by the Company with respect to this loan through the amended maturity date.

The amendments described above are set forth in an agreement between the Company and the Bank, dated as of September 9, 2015 (the “Amendment Agreement”). The foregoing descriptions of the amendments do not purport to be complete and are qualified in their entirety to the full text of the Amendment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth below under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 2.03.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 9, 2015, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notifying the Company that, because the closing bid price of its common stock had been below $1.00 for 30 consecutive business days, it no longer complied with the requirements for continued listing on the NASDAQ Capital Market set forth in

NASDAQ Listing Rule 5550(a)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the 180-day period.

On September 9, 2015, the Company was notified by the Staff that, based on the Company’s continued non-compliance with the $1.00 minimum closing bid price requirement for continued listing, as set forth in NASDAQ Listing Rule 5550(a)(2), the Company’s securities are subject to delisting from NASDAQ unless the Company timely requests a hearing before the NASDAQ Hearings Panel (the “Panel”). The Company has requested a hearing before the Panel, at which the Company will present its plan to regain compliance with all applicable requirements for continued listing on NASDAQ. This request has been granted and the hearing is scheduled for the end of October. The Company is also considering available options to regain compliance with the listing requirements, which will be set forth in the plan presented to the Panel. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “OMEX” during the hearing process.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1	Amendment Agreement, dated September 9, 2015, between the Company and Fifth Third Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: September 15, 2015	By:	/s/ Philip S. Devine
Philip S. Devine
Chief Financial Officer